Exhibit 99.2

PRESS RELEASE

Biofrontera Inc. Announces Closing of $15 Million Private Placement

WOBURN, MA., December 01, 2021— Biofrontera Inc. (Nasdaq: BFRI; BFRIW) (the “Company”), a biopharmaceutical company specializing in the commercialization of dermatological products, today announced the closing of a private placement with a single institutional investor for the purchase of 2,857,143 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to an aggregate of 2,857,143 shares of common stock. The combined purchase price for one share of common stock (or common stock equivalent) and a warrant to purchase one share of common stock was $5.25, priced at-the-market under Nasdaq rules. The warrants have an exercise price of $5.25 per share, will be immediately exercisable, and will expire five years from the issuance date.

Roth Capital Partners and The Benchmark Company acted as the exclusive placement agents for the private offering. McGuireWoods LLP served as legal counsel to Biofrontera Inc. and Schiff Hardin LLP served as legal counsel to the placement agents.

The gross proceeds from the private placement offering, before deducting commissions and offering expenses, amount to $15 million.

The securities described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder, and have not been registered under the Act or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

Under an agreement with the investor, the Company is required to file an initial registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors and shares of common stock underlying the warrants described above within 15 calendar days and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 90 days in the event of a “full review” by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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About Biofrontera, Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions. With a focus on the fields of photodynamic therapy (PDT) and topical antibiotics, Biofrontera currently commercializes the FDA-approved flagship drug Ameluz® in the United States. When used in combination with PDT and Biofrontera’s BF-RhodoLED® lamp, Ameluz®-PDT is indicated for the treatment of actinic keratoses (AK), one of the most common precancerous skin conditions. Biofrontera also commercializes Xepi®, an FDA-approved drug for the treatment of impetigo. In collaboration with dermatologists, Biofrontera is fully committed to advancing treatment options and patient care. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the registration of the securities in the private placement for resale. Statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the outcome of the Company’s litigation with DUSA Pharmaceuticals, Inc.; the Company’s ability to achieve and sustain profitability; whether the current disruptions in the supply chain will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials; whether results of the studies described above will be indicative of results for any future clinical trials and studies of Ameluz® in combination with BF-RhodoLED®; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; whether the Company will be able to successfully transition to a public company operating independently of Biofrontera AG; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts

Biofrontera Inc.

Pamela Keck

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth Patel

+1 212 201 6614

tpatel@lhai.com

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